ARTICLES OF AMENDMENT
                                (BY SHAREHOLDERS)

Wyoming Secretary of State                      Phone (307)777-7311/7312
The Capitol Building, Room 110                  Fax (307)777-5339
200 W. 24th Street                              E-mail: corporations@state.wy.us
Cheyenne, WY
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1.   The name of the corporation is: Cheyenne Resources, Inc.

2. a) Article one is amended as follows: The name of the corporation is changed to Paradigm Holdings, Inc. b) Article four is amended to add the following paragraph:

"Reverse Stock Split. Each share of the Corporation's Common Stock, no par value, issued and outstanding immediately prior to August 31, 2004 (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock split"), into a fraction thereof of 1/85 of a share of the Corporation's outstanding Common Stock, (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the August 31, 2004 represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are classified under the terms hereof. From and after the August 31, 2004, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. Fractional share interests in New Common Stock will be issued, and such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be booked as a fractional share. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that fractional shares to any one person shall be aggregated. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the August 31, 2004, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified until after reduced or increased in accordance with applicable law." 3.

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3.   The amendments were adopted on July 27, 2004, by the shareholders.

4. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: common - 48,579,127 and the number of votes of each voting group (indisputable) represented at the meeting: 25,868,094.

5. Either the total number of votes cast for and against the amendments by each voting group entitled to vote separately on the amendment OR the total number of undisputed votes cast for the amendment by each voting group: 2a) Name Change: 24,663,780 shares voted (undisputed) for 2b) 24,954,205 shares (undisputed) votes in favor.

6. The number of votes cast for the amendments by each voting group was sufficient for approval by the voting group.

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: Each shareholder may but is not required to submit his or her certificate for reissue, through the transfer agent.

Date: _______________________               Signed: ____________________________

                                                     Title: President
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Filing Fee: $50.00

Instructions:

1. The document may be executed by the Chairman of the Board, President or another of its officers.

2.   The document shall be accompanied by one (1) exact or photo copy.